Exhibit 99.2
Dobson Communications Purchases Additional Markets In Alaska
State’s Largest Wireless Services Provider Will Upgrade
Networks in Kodiak and Nome
OKLAHOMA CITY, April 4, 2006 (PRIMEZONE) — Dobson Cellular Systems, Inc., a subsidiary of Dobson Communications Corporation (Nasdaq:DCEL), announced today that it has agreed to acquire the wireless assets in Kodiak, Alaska of New Horizons Telecom, Inc. and Kodiak Electric Association, Inc. and the wireless assets in Nome, Alaska of Sitnasuak Native Corporation and SNC Telecommunications, Inc.
The total purchase price for all acquired assets in Kodiak and Nome is $2 million. The purchases are subject to approval by the Federal Communications Commission, which the Company estimates will occur by early in the third quarter of 2006.
Dobson is acquiring 25 MHz of spectrum in Kodiak and in Nome, both in the 850 MHz spectrum band. The acquired networks are currently analog, but Dobson plans to upgrade them to state-of-the-art GSM/GPRS/EDGE technology shortly after closing, using satellite backhaul to link the two markets with the rest of the state and with other U.S. and international markets. With this 2.5-generation technology, wireless customers in Kodiak and Nome will have full access to advanced voice and high-speed data services, including wireless e-mail and Internet-based products. The upgraded network will support the most advanced new voice handsets, as well as the full range of BlackBerry data devices.
Marketing under the Cellular One(R) brand, the Company plans to include the Kodiak and Nome markets in its Alaska-wide rate plans. For the first time, GSM customers from other parts of the state will be able to “roam” into these markets and use the full range of advanced voice and data services. Currently, no wireless roaming service is available in Nome.
“Serving these new markets reflects our commitment to extend Cellular One service to additional communities in Alaska,” said Steve Dussek, president and chief executive officer.
The Kodiak market is part of Alaska 2 Rural Service Area (RSA), and Nome is in Alaska 1 RSA, most of which are already served by Dobson Communications under the Cellular One brand.
The acquisitions will increase Dobson’s population coverage in Alaska by approximately 14,000 and its subscriber base by approximately 2,400. Subscribers acquired in these purchases will not be added to the Company’s subscriber base until the purchases are approved by the FCC and completed.
Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states, with markets covering a population of 11.9 million. The Company serves approximately 1.5 million customers. For additional information on the Company and its operations, please visit its Web site at http://www.dobson.net

This press release contains “forward-looking statements” that are subject to risks and uncertainties. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to the possibility that the FCC might disapprove transfer of the acquired wireless licenses to Dobson. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission, including the registration statement relating to the Exchange Offer. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation J. Warren Henry, Vice President, Investor Relations (405) 529-8820